                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Under Section 240.14a-12

                         FRANK'S NURSERY & CRAFTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)    Title of each class of securities to which transaction applies:

      2)    Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      4)    Proposed maximum aggregate value of transaction:

      5)    Total fee paid:

[ ]   Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount previously paid:

      2)    Form, Schedule or Registration Statement No.:

      3)    Filing Party:

      4)    Date Filed:

                         FRANK'S NURSERY & CRAFTS, INC.
                           580 KIRTS BLVD., SUITE 300
                              TROY, MICHIGAN 48084

Dear Stockholder:

      We invite you to attend the Annual Meeting of Stockholders of Frank's Nursery & Crafts, Inc. The meeting will be held on Thursday, June 17, 2004 at 9:00 a.m. local time at the Marriott Hotel, 200 W. Big Beaver Road, Troy, Michigan 48084.

      The meeting has been called for the purpose of electing three members of our Board of Directors.

      The accompanying Proxy Statement contains additional information and should be reviewed carefully by Stockholders. A copy of our Form 10-K, as filed with the U.S. Securities and Exchange Commission, for the fiscal year ended January 25, 2004 is also enclosed.

      It is important that your shares be represented and voted at the meeting, whether or not you plan to attend. Stockholders may vote their shares by completing and mailing the enclosed proxy card in the return envelope or by casting their vote in person at the Annual Meeting.

      Your continued interest and participation in the affairs of Frank's Nursery & Crafts, Inc. are greatly appreciated.

                                           Sincerely,



                                           Alan Minker
                                           Interim Chief Operating Officer

April 29, 2004

                         FRANK'S NURSERY & CRAFTS, INC.

                  NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 17, 2004

To the Stockholders of Frank's Nursery & Crafts, Inc.:

      Notice is hereby given that the 2004 Annual Meeting of Stockholders of Frank's Nursery & Crafts, Inc., a Delaware corporation (the "Company") will be held at the Marriott Hotel, 200 W. Big Beaver Road, Troy, Michigan 48084 at 9:00 a.m. local time on June 17, 2004 for the following purposes:

      (1)   To elect three members of the Board of Directors; and

      (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

      Stockholders of record at the close of business on April 19, 2004 are entitled to receive notice of and to vote at the meeting and any adjournments thereof. Your vote is important. You can vote by marking, signing and dating your proxy card and returning it promptly in the enclosed envelope or by casting your vote in person at the Annual Meeting of Stockholders.

                                           By Order of the Board of Directors



                                           Michael McBride
                                           Vice President and Secretary

                         FRANK'S NURSERY & CRAFTS, INC.
                           580 KIRTS BLVD., SUITE 300
                              TROY, MICHIGAN 48084

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

GENERAL

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Frank's Nursery & Crafts, Inc., a Delaware corporation (the "Company"). The proxies are being solicited for use at the 2004 Annual Meeting of Stockholders (the "Meeting") to be held at the Marriott Hotel, 200 W. Big Beaver Road, Troy, Michigan 48084, at 9:00 a.m. local time on June 17, 2004. The Company expects that this proxy statement and accompanying proxy will be first sent or given on or about April 30, 2004 to holders (the "Stockholders") of shares of common stock, $0.001 par value, of the Company (the "Shares"). The Company's executive offices are located at 580 Kirts Boulevard, Suite 300, Troy, Michigan 48084. Stockholders of record at the close of business on April 19, 2004 (the "Record Date") will be entitled to vote at the Meeting.

      The affirmative vote of the holders of a plurality of the Shares present in person or represented by proxy at the Meeting and entitled to vote is required for approval of the election of directors, if a quorum is present and voting. Abstentions and broker non-votes are each included in the determination of the number of Shares present and voting for purposes of determining the presence of a quorum, but neither are counted in tabulations of the votes cast for purposes of determining whether a proposal has been approved.

      Proxies in the accompanying form which are properly executed and duly returned to the Company and not revoked will be voted as specified and, if no direction is made, will be voted FOR the election as directors of the nominees listed below. Each proxy granted is revocable and may be revoked at any time prior to its exercise by giving notice to the Company of its revocation. A Stockholder who attends the Meeting in person may, if such Stockholder wishes, vote by ballot at the Meeting, thereby canceling any proxy previously given.

      As of the Record Date, 17,807,162 Shares were outstanding for purposes of voting at the Meeting. Each Share is entitled to one vote on all matters that may come before the Meeting.

                              ELECTION OF DIRECTORS

      At the Meeting, three Directors are to be elected for a one year term. It is intended that votes will be cast pursuant to proxies received from Stockholders of the Company FOR the nominees listed hereinafter, each of whom is presently a Director of the Company, unless contrary instructions are received.

      If for any reason any of the nominees becomes unavailable for election, the proxies solicited will be voted for such nominees as are selected by management. Management has no reason to believe that any of the nominees will not be available or will not serve if elected.

NOMINEES

      Set forth below is certain information with respect to each nominee.

NAME                         AGE      POSITION                 DIRECTOR SINCE
----                         ---      --------                 --------------
Gerald Hellerman             66       Director                 May 2002
Joseph Nusim                 69       Director                 May 2002
Richard E. Montag            72       Director                 February 2004

      GERALD HELLERMAN is the owner of Hellerman Associates, a financial and corporate consulting firm he established in 1993. Mr. Hellerman is also the President and a director of The Mexico Equity and Income Fund, Inc., the President and a director of Innovative Clinical Solutions, Ltd. and a director of Brantley Capital Corporation and MEVC Draper Fisher Jurveston Fund I, Inc.

      JOSEPH NUSIM is the Chairman of the Nusim Group, a retail consulting firm, and has served in such position since 1995. Mr. Nusim is Co-Chairman of the Board of Directors of Loehmann's Holdings, Inc., is on the advisory board of Wells Fargo Bank's Retail Division, and is on the advisory board of Gordon Brothers Real Estate Division. He is a director of the Turnaround Management Association. He is the past chairman of Woodworkers Warehouse and served on the board of Odd Job Stores, Inc.

      RICHARD MONTAG is a director of Enterprise Asset Management, Inc. and a member of the New York Bar. Mr. Montag has also served on the Board of Directors of Hills Department Stores, Inc. and Getty Petroleum Marketing, Inc. Mr. Montag has been retired for the last five years.

BOARD OF DIRECTORS MEETINGS

      During the fiscal year ended January 25, 2004 (fiscal year 2003), the Board of Directors held eleven meetings. All of the Directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees on which such Director served. The Company encourages, but does not require, each of its directors to attend the Company's annual meeting of stockholders. All of the five directors in office at the time of the Company's 2003 annual meeting of stockholders attended the meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

      AUDIT COMMITTEE

      The Company has an Audit Committee that consists of one director, Gerald Hellerman. The Audit Committee's duties include the periodic review of the Company's financial statements, the recommendation to the Board of Directors of the engagement of the Company's independent certified public accountants, and review of the plans and results of the audit engagement with the independent accountants. The Audit Committee met four times during fiscal year 2003. The Board of Directors has determined that Mr. Hellerman is an "independent director" as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' Rules. The Board of Directors has also determined that Mr. Hellerman is an "audit committee financial expert," as defined in Section 3(a)(58) of the Securities Exchange Act of 1934, as amended, and the related rules of the Securities Exchange Commission, due to his experience as the Chief Financial Analyst of the Antitrust Division of the U.S. Department of Justice, a financial analyst with the U.S. Securities and Exchange Commission, and his work as a financial consultant for the past eleven years.

      COMPENSATION COMMITTEE

      The Company has a Compensation Committee that consists of three Directors, Joseph Nusim (Chairman), Gerald Hellerman and Richard Montag. The Compensation Committee's duties include reviewing all compensation arrangements of the Company with its officers and employees and considering changes and/or additions to such compensation arrangements. The Compensation Committee did not meet during fiscal year 2003.

      NOMINATING COMMITTEE FUNCTIONS

      Due to the small size of the Company's Board of Directors, the Board does not have a nominating committee and believes it is appropriate that the entire Board perform the functions of a nominating committee. All directors participate in the consideration of director nominees. The Board of Directors will consider stockholder suggestions for nominees for director. Stockholder suggestions should be submitted to the Company's Secretary, with biographical data concerning the suggested nominee and the suggested nominee's consent to nomination and serving on the board, if elected, not later than the date by which stockholder proposals for action to be considered at an annual meeting must be submitted (see the information under the heading "Stockholder Proposals" on Page 16 of this Proxy Statement). The Board of Directors reviews and assesses the skills and experience of prospective nominees for director, including the independent of the prospective nominees, and considers such skills and experience in the context of the needs of the Board.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

      The Company's Board of Directors has established a process for stockholders of the Company to communicate with the Board of Directors. Any such written communications can be sent to the Board of Directors care of the Company's Secretary. All communications received by the Secretary which are addressed to the Board of Directors will be forwarded directly to the members of the Board.

                             AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors is responsible to assist the Board in fulfilling its oversight responsibilities. The Audit Committee reviews the financial information provided to shareholders, the corporate accounting and financial reporting practices, the system of internal financial controls which management and the Board have established, and the audit process. The Board has adopted a written charter for the Audit Committee which sets out the roles and responsibilities of the committee. A copy of the Audit Committee charter was included as an appendix to the Company's Proxy Statement for its 2003 Annual Meeting of Stockholders.

      Management of the Company is responsible for the Company's system of internal control and the financial reporting process. As the Company's independent certified public accountants, Grant Thornton LLP are responsible for performing an audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing their report thereon. The Audit Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements. The Audit Committee has discussed with Grant Thornton LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61. Grant Thornton LLP has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, and the Audit Committee has discussed with Grant Thornton LLP that firm's independence.

      Based on the review and discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for fiscal year 2003 for filing with the Securities and Exchange Commission.

                                           By the Audit Committee

                                           Gerald Hellerman

EXECUTIVE OFFICERS

      Set forth below are the names, ages, and positions of the persons currently serving as the executive officers of the Company.

NAME                  AGE                         POSITION
----                  ---                         --------
Alan J. Minker        44       Interim Chief Operating Officer, Senior Vice President,
                               Chief Financial Officer and Treasurer
Keith A. Oreson       47       Vice President, Human Resources

      ALAN J. MINKER is the Interim Chief Operating Officer, Senior Vice President, Chief Financial Officer and Treasurer of the Company, Mr. Minker has served as Senior Vice President, Chief Financial Officer, and Treasurer of the Company since August 2002 and has served as Interim Chief Operating Officer since April 2004. Prior to joining the Company, Mr. Minker was Chief Financial Officer and Vice President of Finance and Human Resources of The Body Shop, Inc.
- North America from 1997 to 2002.

      KEITH A. ORESON is the Vice President, Human Resources of the Company and has served in such position since May 1998. Prior to joining the Company, Mr. Oreson was Senior Vice President of Aramark Corporation from 1993 to 1997.

DIRECTOR AND EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

      The Company pays its "outside" directors (i.e., directors who are not employees of the Company or any firm that holds more than 1% of the total value of the Company's securities and who themselves own less than 1% of the total value of the Company's securities) a monthly retainer of $2,500, plus $2,000 for each board meeting attended in person and $1,000 for each telephonic meeting attended. Each outside director also received an initial grant of options to acquire 25,000 shares of the Company's common stock and will receive an additional grant of options to acquire 5,000 shares in each subsequent year of service as a director. In fiscal year 2003, the Company's outside directors (which then consisted of Messrs. Hellerman and Nusim) were each granted an option on July 28, 2003 to acquire 5,000 shares of the Company's common stock, which options have an exercise price of $0.92 per share, vest in three equal annual installments beginning on July 28, 2004 and expire on July 28, 2013. Additionally, on January 26, 2004, Messrs. Hellerman and Nusim each received a grant of options to acquire 25,000 shares of the Company's stock for their services in connection with the negotiation of the Company's arrangement with Abacus Advisors LLC and the amendment of the Company's credit facility with Kimco Capital Corp. The options granted on January 26, 2004 have an exercise price of $0.75 per share, vest in three equal annual installments beginning January 26, 2005, and expire January 26, 2014. The Company reimburses each of its directors for normal and customary expenses incurred as a result of travel to and from board meetings.

      Mr. Hellerman, Mr. Montag, and Mr. Nusim are all considered outside directors.

COMPENSATION OF EXECUTIVE OFFICERS

      The following table summarizes, for the fiscal years indicated, the compensation paid by the Company to one person who served as Chief Executive Officer of the Company during fiscal year 2003, the four highest compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of fiscal year 2003 and one former executive officer who, if he had been employed with the Company on January 25, 2004, would have been included among the Company's highest paid executive officers for 2003.

                           SUMMARY COMPENSATION TABLE

                                                        ANNUAL COMPENSATION
                                     -------------------------------------------------------
                                                                                               LONG TERM
                                                                                             COMPENSATION
                                                                                             ------------
                                                                                              SECURITIES
                                    FISCAL                                    OTHER ANNUAL    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR      SALARY            BONUS      COMPENSATION (1)    OPTIONS       COMPENSATION (2)
---------------------------          ----      ------            -----      ----------------    -------       ----------------

Bruce Dale (3)                       2003     $354,807                                        1,000,000  (4)       $53,514
Former Chief Executive Officer
John Heidt (10)                      2003     $202,885              -                 -               -                  -
Senior Vice President, Store         2002     $175,000       $ 28,000 (5)      $  1,690         125,000                  -
Operations                           2001     $175,000       $ 42,000 (5)
                                     2000     $169,231              -
Keith Oreson                         2003     $180,000              -                 -               -            $   497
Vice President, Human Resources      2002     $162,500       $ 26,000 (5)             -         125,000                  -
                                     2001     $162,500       $ 39,000 (5)             -               -                  -
                                     2000     $160,729              -                 -               -                  -
Adam F. Szopinski (7)                2003     $302,903              -                 -               -            $14,580
Former President and Chief           2002     $300,000       $150,000 (5)      $ 67,938         150,000            $24,797
Operating Officer                    2001     $350,766 (8)          -          $ 56,375               -            $29,414
Alan J. Minker                       2003     $228,462              -                 -               -            $17,135
Interim Chief Operating Officer      2002     $101,250       $ 15,000          $ 29,315         100,000                  -
Senior Vice President, Chief
Financial Officer, and Treasurer
Kim Horner (9)                       2003     $225,000       $ 33,750                 -               -            $   432
Former Senior Vice President,        2002     $199,038       $ 25,000 (6)      $178,492         100,000                  -
Merchandising and Marketing

(1) Represents living, moving, and vehicle expenses paid by the Company including the tax effect.

(2) Except as otherwise noted, amounts reflect premiums and claims paid by the Company for health and life insurance coverage.

(3)   Mr. Dale's employment with the Company terminated on March 31, 2004.

(4) Due to the termination of Mr. Dale's employment with the Company, all of these options have terminated.

(5)   Amount shown reflects a prorated Key Employee Retention Program bonus.

(6)   Reflects a sign-on bonus.

(7)   Mr. Szopinski resigned from the Company on November 21, 2003.

(8)   Includes $50,000 as Co-Chief Executive Officer of the Company during 2001.

(9)   Ms. Horner's employment with the Company terminated in January, 2004.

(10)  Mr. Heidt resigned from the Company on April 19, 2004.

OPTION GRANTS IN FISCAL YEAR 2003

      The following table provides details regarding stock options granted to the executive officers named in the above Summary Compensation Table in the last fiscal year.

                                                                                                POTENTIAL REALIZABLE VALUE AT
                    NUMBER OF        % OF TOTAL                                                    ASSUMED ANNUAL RATES OF
                   SECURITIES       OPTIONS/SARS                                                STOCK APPRECIATION FOR OPTION
                   UNDERLYING        GRANTED TO      Exercise or                                             TERM
                  OPTIONS/SARS      EMPLOYEES IN     Base Price         EXPIRATION              ------------------------------
Name               GRANTED (#)       FISCAL YEAR       ($/Sh)              DATE                 5% ($)                 10% ($)
----               -----------       -----------       ------              ----                 ------                 -------
Bruce Dale          1,000,000            65%            $0.80        4/1/2013 (1)             $503,120               $1,274,990

(1)As indicated in the notes to the Summary Compensation Table, all of these options have terminated as a result of the termination of Mr. Dale's employment with the Company.

AGGREGATE OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information concerning stock options exercised during the last fiscal year by the executive officers named in the above Summary Compensation Table, as well as the value of unexercised options held by such persons on January 25, 2004, as measured in terms of the bid price for the Common Stock for the most recent trading day prior to that date, as quoted on the Over-the-Counter Bulletin Board ($0.80 per share).

                                                    NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                          SHARES         VALUE        UNEXERCISED OPTIONS/SARS AT       IN-THE-MONEY OPTIONS/SARS AT
                        ACQUIRED ON     REALIZED                FY-END                           FY-END ($)
NAME                    EXERCISE (#)      ($)          EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE
----                    ------------      ---          -------------------------         -------------------------
Bruce Dale                   0             -                  0/1,000,000                           0/0
Adam Szopinski               0             -                50,000 / 50,000                         0/0
Alan Minker                  0             -               33,333 /  66,667                         0/0
Kim Horner                   0             -               33,333 /  66,667                         0/0
John Heidt                   0             -               41,667 /  83,333                         0/0
Keith Oreson                 0             -               41,667 /  83,333                         0/0

EQUITY COMPENSATION PLANS

      The following table provides details as of the end of the last fiscal year regarding compensation plans under which equity securities of the Company are authorized for issuance.

                                                                                                      (C)
                                                                                              NUMBER OF SECURITIES
                                            (A)                          (B)               REMAINING AVAILABLE FOR
                                NUMBER OF SECURITIES TO BE    WEIGHTED-AVERAGE EXERCISE      FUTURE ISSUANCE UNDER
                                  ISSUED UPON EXERCISE OF       PRICE OF OUTSTANDING       EQUITY COMPENSATION PLANS
PLAN CATEGORY                      OUTSTANDING OPTIONS,               OPTIONS,               (EXCLUDING SECURITIES
                                    WARRANTS AND RIGHTS           WARRANTS AND RIGHTS       REFLECTED IN COLUMN (A))
                                    -------------------           -------------------       ------------------------
Equity compensation plans
  approved by security holders           2,025,043                      $1.07                      1,627,131
Equity compensation plans not
  approved by security holders           1,025,000                      $0.77                              0
                                         ---------                      -----                      ---------
        Total                            3,050,043                      $0.95                      1,627,131

      The information set forth above with regard to equity compensation plans which have not been approved by the Company's security holders reflects an option granted to Joseph Nusim, a director of the Company, pursuant to the terms of a consulting agreement, dated December 1, 2002 and terminating April 2004, between the Company and Mr. Nusim, and an option granted to Abacus Advisors, LLC, pursuant to the terms of a consulting agreement, dated January 21, 2004, between the Company and Abacus Advisors, LLC. The option granted to Mr. Nusim has an exercise price of $1.65 per share and is exercisable from the date of grant (December 5, 2002) through December 5, 2012. The option granted to Abacus Advisors LLC has an exercise price of $0.75 per share and is exercisable for 90 days from the date of the Company's fiscal 2004 Form 10-K filing. If the Company meets certain performance objectives, Abacus Advisors LLC is obligated to exercise its options within the later of (a) the 15 day period following the date of the Company's fiscal 2004 Form 10-K filing, or (b) the 30-day period following the end of the current engagement (or any extension thereof.)

2002 STOCK OPTION PLAN

      Pursuant to the plan of reorganization, the Company adopted its 2002 Stock Option Plan. The plan, which is administered by the Compensation Committee of the Company's Board of Directors, allows for the issuance of stock options to the Company's key employees and non-employee directors representing the right to acquire up to an aggregate of 3,652,174 shares of the Company's common stock.

      The committee has the discretion to determine which key employees and non-employee directors receive options under the plan, the number of options granted to such participants and the grant date, vesting schedule and the expiration date of the options granted. The exercise price of the options granted under the plan also will be determined by the committee but will be not less than the fair market value of the underlying stock on the date of grant, if the option is intended to qualify as performance-based compensation under
Section 162(m) of the Internal Revenue Code. In addition, any incentive options granted to an owner of more than 10% of the Company's voting capital stock will have an exercise price of not less than 110% of the fair market value of the underlying stock on the date of the grant.

      Options to acquire an aggregate of 4,125,660 shares of the Company's common stock have been granted to date under the Company's 2002 Stock Option Plan, 2,999,617 of such options have terminated without being exercised and 1,026,043 of such options remain outstanding.

EMPLOYMENT AGREEMENTS

      The Company has entered into employment agreements with each of Adam F. Szopinski, Alan J. Minker, John Heidt, Kim Horner, and Keith A. Oreson. Each agreement has a two-year term ending November 30, 2004. Under the agreements, the officers receive a base salary and other benefits as generally provided to other executive employees of the Company and are eligible to receive an annual bonus and annual stock option grant to be determined by the Company. Upon termination by the Company without cause, each officer is entitled under such agreements to continue to receive his or her base salary during a severance period of the longer of the remaining portion of the employment period (i.e., through November 30, 2004) or one year. In the agreements, each officer has agreed not to compete with the Company during the period of his or her employment with the Company and any severance period. Mr. Szopinski resigned from the Company on November 21, 2003, and Ms. Horner's employment with the Company terminated in January 2004, and Mr. Heidt resigned from the Company on April 19, 2004.

      The Company entered into an employment agreement with Bruce Dale as of April 1, 2003, which agreement has a three year term. Mr. Dale's employment with the Company terminated on March 31, 2004. Under the agreement, Mr. Dale received a base salary of $450,000 for the first year of the agreement. Mr. Dale was also eligible to receive an annual bonus in the event that the Company's consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") equals or exceeds a target level, but no such bonus was earned or paid. Upon termination by the Company without cause, Mr. Dale is entitled to continue to receive his base salary during a severance period of the longer of the remaining portion of the employment period (i.e., through March 31, 2006) or one year, and Mr. Dale has agreed not to compete with the Company during the period of his employment with the Company and any severance period. In connection with the agreement, Mr. Dale was granted a stock option to purchase 1,000,000 shares of the Company's common stock at a price of $0.80 per share, which terminated without vesting.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES

      The Compensation Committee (the "Committee"), which is comprised of three non-employee directors, is responsible for establishing the Company's executive compensation policies, reviewing the compensation of officers and key employees, recommending and approving changes in compensation and reviewing and recommending changes in the Company's employee benefit programs.

      In connection with its responsibility to guide the Company's policies, plans and programs, the Committee approves the annual compensation of the Company's executive officers and other key employees, which consists primarily of base salaries, bonuses and stock options.

ELEMENTS OF EXECUTIVE OFFICER COMPENSATION

BASE SALARIES

      The Company maintains salary ranges for its executive officers based on the practices of other companies with revenues and operating characteristics similar to those of the Company, geographic criteria and responsibility level. Using the ranges as a guideline, the Company establishes salaries at levels necessary to attract and retain talented executive officers and other key employees.

      The Committee's approval of salary increases for executive officers depends on the Company's performance in the prior fiscal year, achievement of non-financial objectives and overall personal performance.

BONUSES

      The executive officers of the Company are eligible to receive bonus payments based on the achievement of profit levels that are determinable at the discretion of the Committee and personal performance. The Committee has the authority to waive performance or profitability criteria under the program when awarding salary increases or when granting bonuses. No bonuses were earned nor paid to executive officers during 2003.

STOCK OPTIONS

      On an annual basis, the Committee reviews the performance of the senior staff members and makes recommendations to the Company's Board of Directors regarding the granting of stock options to the Company's executive officers. During 2003, there were no such grants.

                           Committee Members:        Joseph Nusim, Chairman
                                                     Gerald Hellerman
                                                     Richard Montag

                     [SHAREHOLDER RETURN PERFORMANCE]

                            3/25/2003          1/25/2004

FNCN                          100.00              88.89
NASDAQ                        100.00             152.69
Dow Jones Retail Index        100.00             127.29

The Company stock was registered under Section 12 of the Securities Exchange Act on March 25, 2003. The above performance chart illustrates an annualized total shareholder return for the fiscal year ended January 26, 2003. The Company is not aware of any other publicly traded companies who are exclusively retailers of nursery and Christmas trim-a-tree merchandise. Therefore, the Company was unable to assemble a comparable peer group to show in the above chart. The Company has selected the Dow Jones U.S. Retail Index for comparison in the above chart.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information as to the beneficial ownership of Common Stock as of April 19, 2004 by (1) any person or entity which is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (2) each director and each executive officer named in the Summary Compensation Table and (3) all directors and executive officers as a group. Except as indicated in the footnotes to this table, the Company believes that the persons or entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                                           PERCENTAGE OF
                                                     NUMBER OF SHARES       SHARES OF
NAME OF BENEFICIAL OWNER                             OF COMMON STOCK       COMMON STOCK
------------------------                             ---------------       ------------
GREATER THAN 5% STOCKHOLDERS:

     Kimco Realty Services, Inc. (1)                     13,505,361             51.9
     3333 New Hyde Park Road
     New Hyde Park, New York 11042

                                                                           PERCENTAGE OF
                                                     NUMBER OF SHARES       SHARES OF
NAME OF BENEFICIAL OWNER                             OF COMMON STOCK       COMMON STOCK
------------------------                             ---------------       ------------
     Third Avenue Management LLC (2)                      4,637,805             22.6
     767 Third Avenue, 5th Floor
     New York, New York 10017

     Ramius Capital Group, LLC (3)                        2,741,474             15.4
     666 Third Avenue, 26th Floor
     New York, New York 10017

DIRECTORS AND NAMED EXECUTIVE OFFICERS:

     Bruce Dale (4)                                          50,000                *
     Gerald Hellerman (5)                                     8,333                *
     Kim Horner (6)                                          33,333                *
     Alan Minker (7)                                         66,667                *
     Richard Montag                                               0                *
     Joseph Nusim (8)                                        33,333                *
     Keith Oreson (9)                                        83,333                *
     John Heidt (10)                                         41,667                *
     Adam Szopinski (11)                                     50,000                *
     All executive officers and directors as a group        158,333                *
      (6 persons) (12)

*     Less than 1%

(1) Based on Form 4 filed with the Securities and Exchange Commission on February 12, 2004. Includes warrants to acquire 8,209,634 shares of the Company's common stock.

(2) Based on Form SC 13G/A filed with the Securities and Exchange Commission on January 16, 2004. Includes 1,794,506 shares of the Company's common stock held by Third Avenue Value Fund, 106,755 shares of the Company's common stock held by Third Avenue Real Estate Value Fund and warrants to acquire 2,736,544 shares of the Company's common stock issued to Third Avenue Trust.

(3) Based on Form 4 filed with the Securities and Exchange Commission on March 23, 2004. Includes 19,749 shares of the Company's common stock held by SphinX Distressed (RCG Carpathia), Segregated Portfolio, 1,764,841 shares of the Company's common stock held by RCG Carpathia Master Fund, Ltd. and 440,762 shares of the Company's common stock held by Ramius Securities, L.L.C.

(4) Based upon Form 4 filed with the Securities and Exchange Commission on July 30, 2003, Mr. Dale's employment with the Company terminated on March 31, 2004.

(5) Includes options to acquire 8,333 shares of the Company's common stock which can be exercised within 60 days of April 19, 2004.

(6) Includes options to acquire 33,333 shares of the Company's common stock which can be exercised within 60 days of April 19, 2004. Ms. Horner's employment with the Company terminated in January 2004.

(7) Includes options to acquire 33,333 shares of the Company's common stock which can be exercised within 60 days of April 19, 2004.

(8) Includes options to acquire 8,333 shares of the Company's common stock which can be exercised within 60 days of April 19, 2004.

(9) Includes options to acquire 41,667 shares of the Company's common stock which can be exercised within 60 days of April 19, 2004.

(10) Includes options to acquire 41,667 shares of the Company's common stock which can be exercised within 60 days of April 19, 2004. Mr. Heidt resigned from the Company on April 19, 2004.

(11) Includes options to acquire 50,000 shares of the Company's common stock which can be exercised within 60 days of April 19, 2004. Mr. Szopinski resigned from the Company on November 21, 2003.

(12) Does not include any shares held by former executive officers of the Company. Includes options to acquire 158,333 shares of the Company's common stock which can be exercised within 60 days of April 19, 2004.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CONSULTING AGREEMENT

The Company entered into a consulting agreement, dated December 1, 2002, with Joseph Nusim, a director of the Company, pursuant to which Mr. Nusim provides consulting services to the Company with regard to the Company's business strategies through April 2004. The agreement provides for the consulting fee of $20,000 per month to be paid to Mr. Nusim for an initial period of one year or until the Company hires a new Chief Executive Officer, whichever is sooner, and then for a payment of a consulting fee of $8,000 per month for an additional one year period. During to the hiring of Bruce Dale as the Company's Chief Executive Officer in April 2003, Mr. Nusim received the consulting fee of $8,000 on a monthly basis from April 2003 through March 2004, when the arrangement terminated. Pursuant to the agreement, Mr. Nusim also received an option to acquire 25,000 shares of the Company's common stock at an exercise price of $1.65 per share. The option is exercisable from the date of grant through December 5, 2012.

KIMCO/THIRD AVENUE CREDIT FACILITY

      The Company has a $65 million credit facility arranged by Kimco Capital Corp. which provides the Company with revolving loans of up to $45 million and a term loan of $20 million. Borrowings under the credit facility are secured by certain of the Company's owned and leased real properties and a second lien on the Company's inventory and other assets and bear interest at a rate of 10.25%. Kimco Capital Corp. is an affiliate of (i) Kimco Realty Services, Inc. which, as of April 19, 2004, is the beneficial owner of 51.9% of the Company's common stock, (ii) Kimco Select Investments, and (iii) Kimco Realty Corporation. A portion of the credit facility has been participated by Kimco Capital Corp. to Third Avenue Trust and/or its designees, which, collectively with its affiliates, is the beneficial owner of 22.6% of the Company's common stock as of April 19, 2004.

      In connection with the credit facility and pursuant to the plan of reorganization, the Company has issued warrants to the participating lenders and their affiliates which currently represent the right to acquire an aggregate of 10,946,178 shares of the Company's common stock at an exercise price of $1.53 per share. The warrants may be exercised in whole or in part at any time until the later of May 20, 2005 or the repayment or termination of the credit facility. The lenders may, at their option, apply any amounts due by the Company under the credit facility to satisfy the exercise price for the warrants or may require the Company to apply any amounts received from the exercise of the warrants to repay any amounts due under the credit facility.

      In the event that the Company issues any shares of its common stock or securities convertible into such shares at below fair market value, the exercise price of the warrants will be adjusted in order to prevent dilution of the warrants by multiplying the exercise price by a fraction, the numerator of which is the sum of (a) the number of shares of common stock outstanding prior to such issuance, multiplied by the fair market value per share of the common stock, plus (b) the consideration, if any, received by the Company for such issuance, and the denominator of which is the fair market value per share of the common stock multiplied by the number of shares of common stock outstanding immediately after such issuance. In connection with such adjustment to the exercise price, the number of shares issuable upon exercise of the warrants will also be adjusted to equal the result of multiplying the number of shares issuable upon exercise of the warrant prior to such adjustment by the exercise price per share prior to such adjustment, divided by the exercise price per share after such adjustment.

INVESTOR RIGHTS AGREEMENT

      In connection with the issuance of warrants to Kimco Realty Services, Inc. and Third Avenue Trust in connection with the credit facility described above and the issuance of warrants to the former holders of equity interests in FNC Holdings, on May 20, 2002, the Company entered into an Investor Rights Agreement with such warrant holders. Pursuant to the Investor Rights Agreement, the warrant holders have certain rights to demand registration under the Securities Act of 1933, as amended (the "Securities Act"), of shares of the Company's common stock held by them, as well as certain rights to have their shares of Common Stock registered in connection with a Securities Act registration statement otherwise filed by the Company, either for its own account or for the account of a stockholder. The warrant holders' rights to demand registration of their shares are limited to a total of five demand requests (plus an additional five demand requests for registration on a Form S-3 registration statement), which requests cannot be made within 150 days following the effective date for the registration statement relating to a previous demand request, and demand requests may only be made with regard to shares representing a minimum of three percent of the shares of the Company's common stock, determined on a fully diluted basis. The Company also may delay acting upon a demand request if the Board of Directors believes that the filing of a registration statement would be seriously detrimental to the Company or would otherwise materially adversely affect a material transaction.

      The agreement also provides the warrant holders with preemptive rights to purchase their pro rata portion (based on their ownership of the Company's common stock, determined on a fully diluted basis) of shares of Common Stock or securities convertible into the Company's common stock issued by the Company, other than (1) shares issued upon exercise of convertible securities which were either outstanding as of the date of the agreement or issued in accordance with the provisions of the agreement, (2) shares issued in a stock split or stock dividend or issued or sold to all holders of the Company's common stock on pro rata basis, (3) shares issued or sold pursuant to acquisitions or corporate partnership transactions, (4) shares issued as compensation to the Company's officers, employees, directors or consultants or (5) shares issued under the Company's plan of reorganization.


      The Investor Rights Agreement terminates upon the sale of the Company's assets or the acquisition of a majority of the voting securities of the Company by a person or persons acting as a group.

KIMCO PURCHASE OF CREDITOR CLAIMS

      In connection with the plan of reorganization, Kimco Capital Corp. offered to purchase claims of the general unsecured creditors of the Company, at a price of $0.10 per $1.00 of allowed claim, up to a total purchase price of $5 million, which had the effect of providing such creditors with an option to receive a lump sum cash payment in consideration of their claims against the Company. As a result, parties with claims against the Company elected to receive an aggregate of approximately $2.5 million in lump such cash payments; however, a number of these claims remain in the process of being resolved. As of April 19, 2004, Kimco Realty Services, Inc. has been issued an aggregate of 2,466,541 shares of the Company's common stock in return for funding of approximately $2.5 million in lump sum cash payments to the Company's creditors.

LEASE ARRANGEMENTS

      Kimco Realty Corporation and its affiliates are the lessors of six of the Company's retail stores and a common area relating to another of the Company's retail stores. At January 25, 2004, leases between the Company and Kimco Realty Corporation and its affiliates provided for aggregate monthly rental payments by the Company of approximately $63,000.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and Directors and persons who own more than ten percent of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, Directors and greater than ten percent stockholders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it, or written representation from certain reporting persons that no Form 5 was required for those persons, the Company believes that all filings required to be made in the Company's fiscal year 2003 by its executive officers and Directors and persons that own more than ten percent of the Company's common stock were made on a timely basis, except that (i) Form 3s were filed late by each of the Company's directors and officers following the effectiveness of the Company's Registration Statement on Form 10, (ii) two Form 4s, reporting a total of 19 transactions, were filed late on behalf of Ramius Capital Group, LLC, RCG Carpathia Master Fund, Ltd., Ramius Securities, L.L.C., SphinX Distressed (RCG Carpathia), Segregated Portfolio, C4S & Co., L.L.C., Morgan B. Stark, Thomas W. Strauss and Peter A. Cohen, and (iii) one Form 4, reporting a total of 4 transactions, was filed late by Kimco Realty Services Inc. and a corresponding Form 4, reporting a total of 4 transactions, was filed late by David Samber with respect to his participation interest in the shares held by Kimco Realty Services Inc.

                         INDEPENDENT PUBLIC ACCOUNTANTS

      The firm of Grant Thornton LLP has been appointed as independent auditors for the Company by the Company's Board of Directors to examine and report on financial statements for the Company's fiscal year ended January 30, 2005. Grant Thornton LLP audited and reported on the Company's financial statements for fiscal year 2003. During fiscal year 2003, Grant Thornton LLP provided various audit and tax related services to the Company. Set forth below are the aggregate fees billed for these services:

      (a) Audit Fees -- Aggregate fees were $151,694 and $147,610 in 2003 and 2002, respectively, for professional services rendered for the audit of the Company's fiscal year 2003 and fiscal year 2002 financial statements included in its annual report on Form 10-K and the review of the financial statements included in the Company's quarterly reports on Form 10-Q.

      (b) Audit-Related Fees -- Aggregate fees were $53,492 and $0 in 2003 and 2002, respectively, for the audit of the Company's 401(k) plan and assistance with the Company's various Securities and Exchange Commission filings.

      (c) Tax Fees -- Aggregate fees were $104,671 and $47,470 in 2003 and 2002, respectively, for tax return preparation, tax research, and other tax-related issues.

      (d) All Other Fees -- Aggregate fees were $4,300 and $0 in 2003 and 2002, respectively, for other services.

All fees paid to Grant Thornton, LLP have been approved by the Audit Committee of the Board of Directors.

      Grant Thornton LLP did not render any services on financial information systems design or implementation during fiscal years 2003 or 2002. The Audit Committee discussed the non-audit services with Grant Thornton LLP and determined that their provision of such services is compatible with maintaining Grant Thornton LLP's independence.

      The Company's audit committee's pre-approval policies and procedures are as follows:

      (a) Except as provided below, any engagement of an outside accountant requires the pre-approval of the Company's Audit Committee.

      (b) If management deems it desirable to engage an outside accountant to provide services to the Company, and it is not desirable to wait until the next-scheduled meeting of the Company's Audit Committee to engage such services, the Chairman of the Company's Audit Committee may approve such engagement and will report such approval to the Company's Audit Committee at its next meeting.

      (c) The Company's Chief Executive Officer or Chief Financial Officer may engage an outside accountant to provide guidance in interpretation of new accounting pronouncements or tax compliance services to the Company without the prior approval of the Committee, provided that
            (1) the fees for such services do not exceed $2,500 per instance or $10,000 in the aggregate during any fiscal year and (2) such engagement is reported to the Company's Audit Committee at its next meeting.

      Representatives of that firm are expected to be present at the Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      After a competitive process and review of qualifications, on June 18, 2002, the Board of Directors of the Company approved the engagement of Grant Thornton LLP as the Company's independent auditors for fiscal year 2002, to replace Ernst and Young LLP, whose engagement as the Company's auditors ended on that date.

      Ernst and Young's audit reports on the Company's financial statements as of and for the fiscal years ended January 28, 2001, and January 27, 2002, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      During the Company's two most recent fiscal years ended January 27, 2002 and January 26, 2003, and through the date hereof, there were no disagreements between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young's satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with its reports.

      None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the Company's two most recent fiscal years ended January 27, 2002 and January 26, 2003.

      The Company provided Ernst & Young with a copy of the foregoing disclosures. A letter from Ernst & Young, dated June 25, 2002, stating its agreement with such statements was included as an exhibit to the copy of the Company's proxy statement for the 2003 Annual Meeting of Stockholders filed with the Securities and Exchange Commission.

      During the Company's two most recent fiscal years, the Company did not consult with Grant Thornton regarding any of the matters or events described in
Item 304(a)(2)(i) and (ii) of Regulation S-K.

                                 CODE OF ETHICS

      The Company has adopted a Code of Ethics which applies to all of the Company's employees, including its principal executive officer, principal financial officer, principal accounting officer or controller and persons serving similar functions. A copy of the Company's Code of Ethics can be found on the Company's internet website at www.franks.com.

                             STOCKHOLDERS' PROPOSALS

      Any proposal by a Stockholder of the Company intended to be presented at the 2004 Annual Meeting of Stockholders must be received by the Company at its principal executive office not later than February 17, 2005 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any such proposal must also comply with other requirements of the proxy solicitation rules of the Commission.

      The Company must receive notice of any proposal of Stockholders that are intended to be presented at the Company's 2004 Annual Meeting of Stockholders, but that are not intended to be considered for inclusion in the Company's proxy statement and proxy related to that meeting, no later than May 3, 2005 to be considered timely. Such proposals should be sent by certified mail, return receipt requested and addressed to Frank's Nursery & Crafts, Inc., 580 Kirts Boulevard, Suite 300, Troy, Michigan 48084, Attention: Secretary. If the Company does not have any notice of the matter by that date, the Company's form of proxy in connection with that meeting may confer discretionary authority to vote on the matter, and the persons named in the Company's form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

                           ANNUAL REPORT ON FORM 10-K

      UPON WRITTEN REQUEST BY ANY STOCKHOLDER ENTITLED TO VOTE AT THE MEETING, THE COMPANY WILL FURNISH THAT PERSON WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 25, 2004 WHICH IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. If a person requesting the report was not a Stockholder of record on April 19, 2004, the request must contain a good faith representation that the person making the request was a beneficial owner of Shares at the close of business on such date. Requests should be addressed to Secretary, Frank's Nursery & Crafts, Inc., 580 Kirts Boulevard, Suite 300, Troy, Michigan 48084.

                   OTHER BUSINESS AND EXPENSE OF SOLICITATION

      Management does not know of any other matters to be brought before the Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters. Proxies are being solicited on behalf of the Board of Directors by use of the mail. The cost of preparing this Proxy Statement and all other costs in connection with this solicitation of proxies for the Meeting is being borne by the Company.




      Your cooperation in giving this matter your immediate attention and in voting your proxies promptly will be appreciated.

                                         By Order of the Board of Directors

                                         Michael McBride
                                         Vice President and Secretary

Dated: April 29, 2004

                       ANNUAL MEETING OF STOCKHOLDERS OF

                         FRANK'S NURSERY & CRAFTS, INC.
                                 JUNE 17, 2004

                           Please date, sign and mail
                             your proxy card in the
                            envelope provided as soon
                                  as possible.


                            \/ Please detach along perforated line and mail in the envelope provided. \/


------------------------------------------------------------------------------------------------------------------------------------
    PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x]
------------------------------------------------------------------------------------------------------------------------------------

  1. Election of Directors:                                 2. In accordance with their judgement with respect to any
                                NOMINEES:                      other business that may properly come before the meeting.
  [ ] FOR ALL NOMINEES          ( ) Gerald Hellerman
                                ( ) Richard E. Montag       THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS
  [ ] WITHHOLD AUTHORITY        ( ) Joseph Nusim            DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY
  [ ] FOR ALL NOMINEES                                      WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES.

  [ ] FOR ALL EXCEPT
      (See instructions below)








INSTRUCTION: To withhold authority to vote for any
             individual nominee(s), mark "FOR ALL
             EXCEPT" and fill in the circle next to
             each nominee you wish to withhold, as
             shown here: ( )
-------------------------------------------------------















-------------------------------------------------------
To change the address on your account, please
check the box at right and indicate your new
address in the address space above. Please note
that changes to the registered name(s) on the
account may not be submitted via this method.      [ ]
-------------------------------------------------------
Signature of Stockholder                       Date:             Signature of Stockholder                       Date:
                         --------------------        ---------                            --------------------        ---------

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.


                         FRANK'S NURSERY & CRAFTS, INC.

                           580 KIRTS BLVD., SUITE 300
                              TROY, MICHIGAN 48084

                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                ON JUNE 17, 2004

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints GERALD HELLERMAN or ALAN MINKER or either of them, each with full power of substitution, proxies of the undersigned to vote all Common Stock of Frank's Nursery & Crafts, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on the 17th day of June, 2004 at 9:00 a.m., at the Troy Marriott, 200 W. Big Beaver Rd. Troy, Michigan 48084 and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat. Said proxies are instructed to vote as follows:

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)